Exhibit 2.14
Pelangio Mines Inc.
(A Development Stage Company)
Consolidated Financial Statements
December 31, 2007 and 2006

Pelangio Mines Inc.
(A Development Stage Company)

AUDITORS’ REPORT
To the Shareholders of
PELANGIO MINES INC.
(A Development Stage Company)
We have audited the consolidated balance sheets of Pelangio Mines Inc. (A Development Stage Company) as at December 31, 2007 and 2006 and the consolidated statements of comprehensive income (loss), operations and retained earnings (deficit) and cash flows for each of the years in the two-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

McGOVERN, HURLEY, CUNNINGHAM, LLP

/s/ McGOVERN, HURLEY, CUNNINGHAM, LLP
Chartered Accountants Licensed Public Accountants
TORONTO, Canada
February 25, 2008, except for
Note 13, which is at March 27, 2008
2005 Sheppard Avenue East, Suite 300, Toronto, Ontario, Canada, M2J 5B4
Telephone: (416) 496-1234 — Fax: (416) 496-0125 — E-Mail: info@mhc-ca.com — Website: www.mhc-ca.com

Pelangio Mines Inc.
(A Development Stage Company)
Consolidated Balance Sheets

	2007	2006
As At December 31	$	$

Assets

Current:
Cash and term deposits	2,698,696	1,258,676
Amounts receivable	19,924	445,826
Prepaid expenses	57,057	32,102

	2,775,677	1,736,604

Marketable securities (market value — $243,399,950; 2006 — $454,500), note 3	64,904,190	360,000

Deferred transactions costs, note 5	—	263,166

Property and equipment, note 4	101,887	52,433

Mineral properties and deferred exploration costs, note 5	9,977,472	11,780,395

Future income taxes, note 10	—	1,833,000

	77,759,226	16,025,598

Liabilities

Current:
Accounts payable and accrued liabilities, note 8	284,153	340,956

Future income taxes, note 10	8,532,000	56,000

	8,816,153	396,956

Shareholders’ Equity

Share capital, note 6(a)	22,707,079	18,476,557

Contributed surplus, note 6(c)	2,674,368	1,615,103

Retained earnings (deficit)	43,617,788	(4,463,018)

Accumulated other comprehensive income	(56,162)	—

	68,943,073	15,628,642

	77,759,226	16,025,598

Commitments and contingencies, notes 1, 5 and 9
Subsequent events, note 13
See accompanying notes to the consolidated financial statements.
Approved on behalf of the Board:

/s/ “Ingrid Hibbard”	Director

/s/ “Carl Nurmi”	Director

Pelangio Mines Inc.
(A Development Stage Company)
Consolidated Statements of Comprehensive Income (Loss)

	2007	2006
For the years ended December 31	$	$

Net income for the year	48,080,806	574,448

Other Comprehensive loss for the year:
Change in unrealized (losses) on available-for-sale securities	(56,162)	—

Comprehensive income for the year	48,024,644	574,448

See accompanying notes to the consolidated financial statements.

Pelangio Mines Inc.
(A Development Stage Company)
Consolidated Statements of Operations and Retained Earnings (Deficit)

	2007	2006
For the years ended December 31	$	$

Revenue:
Interest	140,966	71,886
Gain on sale of marketable securities	21,734	10,836

	162,700	82,722

Expenses:
Investor relations	440,583	384,381
Administrative services	386,540	220,414
Professional fees	282,026	170,161
Office and general	197,533	74,977
Consulting services	110,751	61,083
Rent	66,091	48,000
Transfer agent and filing fees	59,490	45,535
Insurance	26,202	15,369
Travel	4,295	45,016
General exploration	1,395	—
Stock-based compensation cost	1,099,722	35,188
Amortization	25,080	9,327

	2,699,708	1,109,451

Loss before the undernoted:	(2,537,008)	(1,026,729)

Gain (loss) on disposal of mineral properties, note 5	67,349,533	(157,615)
Write down of marketable securities	—	(74,208)
Write down of mineral property	(1,126,959)	—
Equity loss from investment in Detour Gold Corporation	(5,295,760)	—

	60,926,814	(231,823)

Income (loss) before income taxes	58,389,806	(1,258,552)

Future income taxes, note 10	(10,309,000)	1,833,000

Net income for the year	48,080,806	574,448

(Deficit), beginning of year	(4,463,018)	(5,037,466)

Retained earnings (deficit), end of year	43,617,788	(4,463,018)

Net income per common share:
— basic	0.69	0.01
— diluted	0.66	0.01

Weighted average common shares outstanding
— basic	69,646,697	65,878,728
— diluted	73,102,997	67,690,961

See accompanying notes to the consolidated financial statements.

Pelangio Mines Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows

	2007	2006
For the years ended December 31	$	$

Cash was provided by (used for):
Operating activities:
Net income for the year	48,080,806	574,448
Items not affecting cash:
Gain on sale of marketable securities	(21,734)	(10,836)
Loss (gain) on disposal of mineral properties	(67,349,533)	157,615
Write down of marketable securities	—	74,208
Write down of mineral properties	1,126,959	—
Loss from equity accounted investment	5,295,760	—
Future income taxes (recovery)	10,309,000	(1,833,000)
Amortization	25,080	9,327
Stock-based compensation	1,099,722	35,188

	(1,433,940)	(993,050)

Cash was provided by (used to finance) changes in the following working capital items:
Accounts receivable	425,900	(408,076)
Prepaid expenses	(24,955)	(14,546)
Accounts payable and accrued liabilities	(56,803)	120,829

	344,142	(301,793)

	(1,089,798)	(1,294,843)

Financing activities:
Shares issued	674,440	—
Options exercised	118,125	610,913

	792,565	610,913

Investing activities:
Proceeds of sale of marketable securities	152,322	67,628
Tangible asset additions	(74,534)	(61,760)
Deferred transaction costs	263,166	(263,166)
Additions to mineral properties and deferred exploration costs	(2,094,059)	(2,526,239)
Proceeds on property options granted	—	80,000
Proceeds from disposal of mineral properties	3,490,358	—
Deposit on property sale	—	1,000,000

	1,737,253	(1,703,537)

Change in cash and term deposits	1,440,020	(2,387,467)

Cash and term deposits, beginning of year	1,258,676	3,646,143

Cash and term deposits, end of year	2,698,696	1,258,676

Cash and term deposits are composed of the following:
Cash	460,897	381,240
Term deposits	2,237,799	877,436

	2,698,696	1,258,676

Supplemental information, note 7
See accompanying notes to the consolidated financial statements.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
1.	Nature of operations and going concern

Pelangio Mines Inc. (the “Company” or “Pelangio”), a development stage company as defined by Canadian Institute of Chartered Accountants (“CICA”) Accounting Guideline 11, is in the process of exploring mineral properties in Canada and Ghana, Africa and has not yet determined whether these properties contain mineral reserves that are economically recoverable. The Company’s assets that are located outside of North America are subject to the risk of foreign exchange fluctuations and political uncertainty.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The recoverability of amounts shown for mineral properties and related deferred exploration costs is dependant upon a discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development and future profitable production or, alternatively, upon disposition of such properties at a profit. Changes in future conditions could require material writedowns of the carrying value of mineral properties and deferred exploration costs.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior claims and agreements and non-compliance with regulatory requirements.

The Company’s ability to continue as a going concern is dependent on the Company being able to satisfy its liabilities as they become due, the Company being able to obtain the necessary financing to complete the development of its mineral properties, the attainment of profitable mining operations, and, or the receipt of proceeds from the disposition of its mineral property. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the carrying values and classification of assets and liabilities that would be necessary if the Company were unable to realize its assets or discharge its liabilities in anything other than the ordinary course of operations.

2.	Accounting policies

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. Outlined below are those policies considered particularly significant:
(a)	Effective January 1, 2007, the Company adopted the revised CICA Section 1506 “Accounting Changes”, which requires that: (a) a voluntary change in accounting principles can be made if, and only if, the changes result in more reliable and relevant information, (b) changes in accounting policies are accompanied with disclosures of prior period amounts and justification for the change, and (c) for changes in estimates, the nature and amount of the change should be disclosed. The Company has not made any voluntary change in accounting principles since the adoption of the revised standard.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
2.	Accounting policies (continued)
(b)	Effective January 1, 2007, the Company adopted the two new accounting standards and related amendments to other standards on financial instruments issued by the CICA. Prior periods have not been restated.
(i)	Financial Instruments — Recognition and Measurement, Section 3855

This standard prescribes when a financial asset, financial liability, or non-financial derivative is to be recognized on the balance sheet and whether fair value or cost-based methods are used to measure the recorded amounts. It also specifies how financial instrument gains and losses are to be presented.

Effective January 1, 2007, the Company’s cash equivalents, temporary investments and investments in marketable securities (except for those classified as long-term investments subject to significant influence) have been classified as available-for-sale and re-recorded at fair value on the consolidated balance sheet. Fair values are determined directly by reference to published price quotations in an active market. Changes in the fair value of these instruments are reflected in other comprehensive income and included in shareholders’ equity on the consolidated balance sheet.

All derivatives are recorded on the consolidated balance sheet at fair value. Mark-to-market adjustments on these instruments are included in net income, unless the instruments are designated as part of a cash flow hedge relationship. In accordance with the standard’s transitional provisions, the Company recognizes as separate assets and liabilities only embedded derivatives acquired or substantively modified on or after January 1, 2003.

All other financial instruments will be recorded at cost or amortized cost, subject to impairment reviews. The criteria for assessing an other than temporary impairment remain unchanged. Transaction costs incurred to acquire financial instruments are included in the underlying balance. Regular-way purchases and sales of financial assets are accounted for on the trade date.

(ii)	Comprehensive Income, Section 1530

This standard requires the presentation of a statement of comprehensive income and its components. Comprehensive income includes both net earnings and other comprehensive income. Other comprehensive income includes holding gains and losses on available for sale investments, gains and losses on certain derivative instruments and foreign currency gains and losses relating to self-sustaining foreign operations, all of which are not included in the calculation of net earnings until realized.
The effect on the Company’s consolidated balance sheet upon initial adoption of these standards was not material.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
2.	Accounting policies (continued)
(c) Long-term investments subject to significant influence
Investments in which the Company has significant influence, but does not control, are accounted for using the equity method. Under the equity method, the investment is initially recorded at cost and the carrying value is adjusted thereafter, to reflect the Company’s prorata share of income or loss of the equity accounted investment and any dividends received from the investment. The Company’s share of net income and losses of such investments are included in the statements of operations.
(d) Flow-through financing
The Company has financed a portion of its exploration activities through the issuance of flow-through shares, which transfer the tax deductibility of exploration expenditures to the investor. Proceeds received on the issuance of such shares have been credited to capital stock and the related exploration costs have been charged to exploration properties and deferred exploration expenditures.
Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. When these expenditures are renounced, temporary taxable differences created by the renunciation will reduce share capital and increase future tax liabilities.
(e) Basis of consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.
(f) Cash and term deposits
Cash and term deposits includes cash on hand and balances with banks and short-term deposits with original maturities of three months or less.
(g) Property and equipment
Property and equipment are recorded at cost and amortization is provided on declining balances at the following rates per annum:

Computer hardware	45% & 55%
Furniture and equipment	20%
Vehicles	30%

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
2.	Accounting policies (continued)
(h) Mineral properties and deferred exploration costs
Mineral properties and deferred exploration costs are recorded at cost. These costs will be amortized over the useful life of the properties upon commencement of commercial production or will be written off if the respective property is abandoned. The carrying value is reduced by option proceeds received. The Company regularly reviews the carrying values of its mining properties. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. The impairment loss is measured by the amount by which the carrying value exceeds fair value.
(i) Asset retirement obligations
The Company will record a liability for the estimated future costs associated with legal obligations relating to the reclamation and closure of its mining properties. This amount is initially recorded at its discounted present value with subsequent annual recognition of an accretion amount on the discounted liability. An equivalent amount is recorded as an increase to mineral properties and deferred exploration costs and amortized over the useful life of the properties. The Company does not currently have any significant legal obligations relating to the reclamation of its mineral properties.
(j) Earnings/Loss per share
Basic earnings/loss per share is calculated using the weighted average number of shares outstanding. Diluted earnings/loss per share is calculated using the treasury stock method. In order to determine diluted earnings/loss per share, the treasury stock method assumes that any proceeds from the exercise of dilutive stock options and warrants would be used to repurchase common shares at the average market price during the period, with the incremental number of shares being included in the denominator of the diluted earnings/loss per share calculation. The diluted earnings/loss per share calculation excludes any potential conversion of options and warrants that would increase earnings per share or decrease loss per share.
(k) Stock-based compensation
The Company records compensation cost based on the fair value method of accounting for stock-based compensation. The fair value of stock options is determined using the Black-Scholes option pricing model. the fair value of the options is recognized over the vesting period as compensation expense and contributed surplus. When options are exercised, the proceeds received, together with any related amount in contributed surplus, will be credited to capital stock.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
2.	Accounting policies (continued)
(l) Income taxes
The provision for income taxes is based on the assets and liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the consolidated financial statement carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
(m) Use of estimates
Theses consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions affect the carrying value of assets, impact decisions as to when exploration and development costs should be capitalized or expensed, and estimates for asset retirement obligations and reclamation costs. Other significant estimates made by the Company include factors affecting valuations of stock-based compensation, warrants and brokers’ options and the valuation of tax accounts. The Company regularly reviews its estimates and assumptions, however, actual results could differ from these estimates and these differences could be material.
(n) Foreign currency translation
The Canadian dollar is the functional currency of the Company, all of whose operations are classified as integrated for foreign currency translation purposes. Under this method translation gains or losses are included in the determination of net income or loss.
Monetary assets and liabilities of the Company’s integrated foreign operations are translated into Canadian dollars at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates, unless such items are carried at market, in which case they are translated at the exchange rates in effect on the balance sheet date. Revenues and expenses, except amortization which is translated at historical rates, are translated at the average exchange rates for the period.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
2.	Accounting policies (continued)
(o) Future accounting changes
On December 1, 2006, the CICA issued three new accounting standards: Handbook Section 1535, Capital Disclosures, Handbook Section 3862, Financial Instruments — Disclosures, and Handbook Section 3863, Financial Instruments — Presentation. These standards are effective for interim and annual consolidated financial statements for the Company’s reporting period beginning January 1, 2008.
Capital Disclosures
Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.
Financial Instruments — Disclosures and Presentation
The new Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments — Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from from financial instruments and how a company manages those risks. The Company is currently assessing the impact of these new accounting standards on its consolidated financial statements.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
3.	Marketable securities

		2007
	Number	Carrying	Market
	of	Value	Value
As at December 31...	Shares	$	$

Subject to significant influence

Detour Gold Corporation, note 5	20,000,000	64,704,240	243,200,000

Other shares

Trade WindsVentures Inc.	185,000	49,950	49,950

Adroit Resources Inc.	600,000	132,000	132,000

Matamec Explorations Inc.	100,000	18,000	18,000

		199,950	199,950

		64,904,190	243,399,950

		2006
	Number	Carrying	Market
	of	Value	Value
As at December 31...	Shares	$	$

Subject to significant influence

Detour Gold Corporation, note 5	—	—	—

Other shares

Trade Winds Ventures Inc.	550,000	180,000	214,500

Adroit Resources Inc.	600,000	180,000	240,000

Matamec Explorations Inc.	—	—	—

		360,000	454,500

		360,000	454,500

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
4.	Property and equipment

	2007		2006
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization
	$	$	$	$

Computer hardware	21,060	7,623	7,576	1,705
Furniture and equipment	71,174	8,940	10,124	1,013
Vehicles	44,060	17,844	44,060	6,609

	136,294	34,407	61,760	9,327

Net book value	101,887		52,433

5.	Mineral properties and deferred exploration costs

		Acquisitions		Disposal/
	Opening	(Option Proceeds)	Exploration	Write Down	Closing
2007	$	$	$	$	$

Canada
Detour Lake	6,157,285	2,012	—	(6,159,297)	—
Birch Lake	79,833	(37,700)	—	—	42,133
Other	356,983	2,702	103,527	—	463,212

	6,594,101	(32,986)	103,527	(6,159,297)	505,345
Ghana, Africa
Obuasi	5,186,294	3,637,170	1,775,622	(1,126,959)	9,472,127

	11,780,395	3,604,184	1,879,149	(7,286,256)	9,977,472

		Acquisitions
	Opening	(Option Proceeds)	Exploration	Disposal	Closing
2006	$	$	$	$	$

Canada
Detour Lake	5,985,111	(86,000)	1,258,174	(1,000,000)	6,157,285
Birch Lake	131,833	(52,000)	—	—	79,833
Simon Copper	324,534	(90,000)	13,081	(247,615)	—
Other	351,682	1,000	4,301	—	356,983

	6,793,160	(227,000)	1,275,556	(1,247,615)	6,594,101

Ghana, Africa
Obuasi	140,609	4,099,844	945,841	—	5,186,294

	6,933,769	3,872,844	2,221,397	(1,247,615)	11,780,395

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
5.	Mineral properties and deferred exploration costs (continued)

Detour Lake, Ontario and Quebec, Canada

On January 31, 2007, Pelangio disposed of its Detour Lake property pursuant to an agreement dated August 21, 2006 with Detour Gold Corporation (“Detour”). Consideration for the transaction was $5,000,000 cash and 20,000,000 shares of Detour, valued at $70,000,000, based on Detour’s initial public offering share price of $3.50 per share. Pelangio’s initial investment represented 50% of the issued and outstanding shares of Detour at January 31, 2007. After deducting transaction costs and the carrying value of the Detour Lake property to January 31, 2007, the date of closing, the Company realized a pre-tax gain of $67,330,533. Since the transaction was carried out on a tax deferred basis under the provisions of the Income Tax Act, future income taxes relating to this transaction of approximately $11,488,000 were recorded at the time of the transaction.

Birch Lake, Ontario, Canada

The Company has entered into an option agreement with Trade Winds Ventures (“Trade”), a TSX Venture Exchange Company, whereby Trade is granted the right to acquire 60% of the Company’s 100% interest in 28 unpatented mining claims in Keigat Lake and Casummit Lake Townships, Ontario, (“Birch Lake”). The agreement stipulates that to earn a 60% interest, Trade must spend $1,700,000 in exploration expenditures on the property, pay a total of $145,000 and issue a total of 200,000 common shares to the Company at specified dates before July 31, 2007. Pursuant to an amendment dated June 29, 2007, the Company granted Trade an extension to September 30, 2008 to incur the above specified exploration expenditures. In consideration for this extension, Trade issued 35,000 common shares of the Company.

Trade has paid the Company cash and shares as follows:

	Cash	Shares	Share Value
Year	$	#	$

2003	25,000	50,000	25,000

2004	30,000	50,000	40,000

2005	30,000	50,000	26,000

2006	30,000	50,000	22,000

2007	30,000	35,000	7,700

	145,000	235,000	120,700

The share value is based on the quoted market value of the Trade shares at the date of issue. The property is subject to net smelter return royalties of 2%. The option proceeds (cash and shares) reduce the carrying value of the property.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
5.	Mineral properties and deferred exploration costs (continued)

Obuasi, Ghana, Africa

Pursuant to a letter agreement dated September 23, 2005 and amended by an amending letter agreement dated November 18, 2005, which were replaced by option agreements dated May 3, 2006, the Company acquired the right to acquire up to a 100% interest in four prospective mineral concessions located in Ghana, Africa, subject to a 2% net smelter return and a 10% interest held by the Government of Ghana. In order to enter into this agreement, the Company made a payment of $25,000. An additional payment of US$300,000 (CAD$347,796) was made as an advance payment that may be applied towards future option payments. The definitive terms and conditions pursuant to which the Company, through its subsidiaries, will acquire its interest in the four prospective mineral concessions are set out in four separate option agreements. The option agreements stipulate that to earn its interests, the Company must pay a total of US$3,800,000 and issue a total of 16,000,000 common shares at specified dates ending five years after the effective date of the option agreements.

During the quarter ended June 30, 2007, it was determined by management that one of the four concessions does not warrant further exploration and accordingly the Company will not make any further cash payments nor issue any further shares in regards to this concession. The carrying value of this concession of $1,126,959 has been written off.

To earn an initial 51% interest in the remaining three concessions, the Company must:
—	pay US$300,000 and issue 3,000,000 common shares within 30 days of the date that all conditions (including receipt of regulatory approval from the Government of Ghana) under the options agreements have been satisfied, which was June 19, 2006 (the “effective date”) (US$300,000 (CAD$347,796) paid and 3,000,000 shares issued with an estimated value of $3,840,000 based on the quoted market value of the Company’s shares on the date of issuance);

—	pay US$225,000 and issue 2,250,000 common shares by the first anniversary of the effective date (June 19, 2007); (US$225,000 (CAD$239,670) paid and 2,250,000 shares issued with an estimated value of $3,397,500 based on the quoted market value of the Company’s shares on the date of issuance); and

—	pay US$150,000 and issue 1,500,000 common shares by the second anniversary of the effective date (June 19, 2008).
To earn an additional 49% interest, the Company must:
—	pay US$750,000 and issue 6,000,000 common shares by the third anniversary of the effective date (June 19, 2009);

—	pay US$750,000 by the fourth anniversary of the effective date (June 19, 2010); and

—	pay US$750,000 by the fifth anniversary of the effective date (June 19, 2011).

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
6.	Capital Stock
(a)	Share capital

Authorized:
Unlimited first preferred shares
Unlimited second preferred shares
Unlimited common shares
Common shares issued:

	2007		2006
	Shares	$	Shares	$

Beginning of year	67,771,072	18,476,557	63,368,417	14,228,077
Options exercised	393,500	158,582	2,894,700	743,128
Shares issued	2,783,000	4,071,940	3,000,000	3,840,000
Shares cancelled *	—	—	(1,492,045)	(334,648)

End of year	70,947,572	22,707,079	67,771,072	18,476,557

*	Pursuant to a Plan of Arrangement dated April 3, 2000, shareholders of Pelangio-Larder Mines Limited (“Larder”) became shareholders of the Company and had until May 26, 2006 to exchange the shares of Larder for shares of the Company. Shares not converted by May 26, 2006 were cancelled.

Shares were issued during the period for the following consideration:

	2007		2006
	Shares	$	Shares	$

Cash*	533,000	674,440	—	—
Properties, note 5	2,250,000	3,397,500	3,000,000	3,840,000

	2,783,000	4,071,940	3,000,000	3,840,000

*	The 533,000 shares issued for cash in 2007 consisted of 358,000 flow-through shares at $1.40 per share for gross proceeds of $501,200 and 175,000 common shares at $0.99 per share for gross proceeds of $173,240.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
6.	Capital stock (continued)
(b)	Stock options

The Company has a stock option plan to assist the Company in attracting, retaining and motivating directors, key officers, employees and consultants of the Company and to closely align the personal interests of such parties with those of the shareholders by providing them with the opportunity, through options, to acquire common shares of the Company. The maximum number of shares reserved for issuance under the stock option plan is 6,500,000. Stock options granted under the stock option plan vest in four equal installments, being at the date of grant, and at the end of each six-month period ended thereafter. As of December 31, 2007, the Company has 3,456,300 options outstanding as follows:

			Weighted Average
	Options	Options	Exercise Price
Date Granted	Granted	Exercisable	$	Expiry Date

October 22, 2003	1,307,500	1,307,500	0.39	October 22, 2008
February 20, 2004	13,800	13,800	1.00	February 20, 2009
October 25, 2006	100,000	100,000	1.16	October 25, 2011
December 11, 2006	100,000	100,000	1.22	December 11, 2011
March 29, 2007	710,000	355,000	1.24	March 29, 2012
June 22, 2007	100,000	50,000	1.55	June 22, 2012
December 21, 2007	1,125,000	281,250	2.70	December 21, 2012

	3,456,300	2,207,550	1.399

Transactions during the years ended December 31, 2007 and 2006 are as follows:

	2007		2006
		Weighted Average		Weighted Average
	Options	Exercise Price	Options	Exercise Price
		$		$

Beginning of year	1,914,800	0.459	4,609,500	0.272
Granted	1,935,000	2.105	200,000	1.190
Exercised	(393,500)	0.300	(2,894,700)	0.211

End of year	3,456,300	1.399	1,914,800	0.459

Stock options granted during 2007 have been valued at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield: 0% (2006 — 0%); risk-free interest rate: 3.96% (2006 — 3.5%); expected volatility: 72% (2006 — 75%); and an expected life of 3 years (2006 — 5 years). The value attributable to the options that were granted and/or vested in the year was $1,099,722 (2006 — $35,187). The weighted average grant date fair value of options granted during 2007 was $0.76 (2006 — $0.61).

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
6.	Capital stock (continued)
(c)	Contributed surplus

Transactions during the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
	$	$

Beginning of year	1,615,103	443,950
Fair value of stock options granted and/or vested to directors, officers and employees	1,099,722	35,187
Share purchase warrants expired during the period	—	933,532
Shares cancelled	—	334,648
Fair value of stock options exercised by directors, officers and employees	(40,457)	(132,214)

End of year	2,674,368	1,615,103

7.	Supplemental information

	2007	2006
	$	$

Shares issued for mineral properties	3,397,500	3,840,000
Marketable securities received for property options	7,700	58,000
Marketable securities received for mineral properties	70,019,000	180,000
Income taxes paid	—	—
Interest paid	—	—

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
8.	Related party information

The following transactions were entered into with related parties during the year:

	2007	2006
	$	$

With a corporation controlled by the President of the Company:
Rent	48,000	36,000

With a corporation whose President is a director of the Company:
Consulting services	60,000	—

Deferred exploration expenditures	—	85,081

With a partnership in which an officer of the Company is a partner:
Legal fees	59,787	61,999

Transaction costs including previously deferred amounts	300,474	—

Deferred transaction costs	—	150,671

With directors and officers of the Company:
Issuance of Flow-through shares	25,200	—

With a relative of the President of the Company:
Issuance of Flow-through shares	25,200	—

Accounts payable and accrued liabilities include amounts owing to related parties in the amount of $54,136 (2006 — $167,151).

These transactions with related parties were in the normal course of operations and were measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
9.	Commitments

The Company is committed to spending approximately $398,000 on exploration costs during 2008 as part of the flow-through funding agreements that were completed during the year ended December 31, 2007.

The Company has entered into a premise lease agreement requiring the following annual payments:

$

2008	28,319
2009	14,369

42,688

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
10.	Income taxes

Provisions for income taxes

Major items causing the Company’s income tax rate to differ from the combined Canadian Federal and Provincial statutory income tax rate of approximately 36% (2006 — 36%) approximate the following:

	2007	2006
	$	$

Income (loss) before income taxes	58,389,806	(1,258,552)

Expected income tax expense (benefit) based on statutory rates	21,090,000	(455,000)
Tax deferred portion of gain on disposal of mineral properties	(11,488,000)	—
Equity loss from investment in Detour Gold Corporation	956,000	—
Stock-based compensation	397,000	13,000
Rate change	(695,000)	—
Other	(233,000)	51,000
Change in valuation allowance	282,000	(1,442,000)

Future income tax expense (benefit)	10,309,000	(1,833,000)

Future income tax balances

Future income tax assets in Canada:

	2007	2006
	$	$

Non-capital losses carried forward	—	1,390,000
Capital losses carried forward	31,000	—
Cumulative Canadian development expenses and cumulative Canadian exploration expenses	1,478,000	443,000
Marketable securities	(9,931,000)	—

	(8,422,000)	1,833,000

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
10.	Income taxes (continued)

Future income tax balances (continued)

Future income tax assets and liabilities in Ghana:

	2007	2006
	$	$

Mineral properties and deferred exploration costs	172,000	(56,000)

Valuation allowance	(282,000)	—

	(110,000)	(56,000)

The Company has approximately $4,919,000 of cumulative Canadian development expenses and cumulative Canadian exploration expenses at December 31, 2007 which under certain circumstances may be utilized to reduce taxable income in future years.

The Company’s Ghanaian subsidiaries have approximately $1,280,000 of capitalized exploration expenditures for tax purposes at December 31, 2007. Capitalized exploration expenditures are amortized over four years and the resultant tax losses can be carried forward for five years.

The Company’s Ghanaian subsidiaries have tax losses of approximately $7,670,000, which may be used to reduce future taxable income. The losses expire as follows:

$

2011	3,877,000
2012	3,793,000

7,670,000

11.	Financial instruments

Fair value of financial instruments

Canadian generally accepted accounting principles require that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the balance sheet date based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

The carrying amounts for amounts receivable and accounts payable and accrued liabilities on the consolidated balance sheet approximate fair market value because of the limited term of these instruments.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
11.	Financial instruments (continued)

Commodity price risk

The ability of the Company to develop its properties and the future profitability of the Company is directly related to fluctuations in the market price of certain minerals.

Foreign exchange risk

The Company is subject to foreign exchange risk as some of its operating and investing activities are transacted in currencies other than the Canadian dollar, including the US dollar and the Ghanaian cedi. The Company is therefore subject to gains and losses due to fluctuations in these currencies relative to the Canadian dollar.

Market risk

Market risk is the risk that a change in market prices, interest rate levels, indices, liquidity and other market factors will result in losses. The Company is exposed to market risk as a result of its large holdings in marketable securities (note 3). Securities classified as available for sale are valued at market and as such, changes in market value affect comprehensive income as they occur.

12.	Segmented information

The Company operates in one industry, that being exploration and development of mineral properties. Geographic breakdown of total assets is as follows:

Canada	$68,207,153	(2006 – $10,665,565)

Ghana, Africa	$9,552,073	(2006 – $5,360,033)
13.	Subsequent events

Spin-out

Pelangio Exploration Inc. (“Exploration”) has entered into an agreement with Pelangio whereby the following will occur:
(i)	holders of Pelangio’s common shares will have their shares exchanged for an equivalent number of new common shares and butterfly shares.

(ii)	holders of Pelangio’s butterfly shares will transfer these shares to Exploration in exchange for common shares of Exploration.

(iii)	Pelangio will transfer the net assets of Pelangio with the exception of cash of $500,000 and 19,000,000 shares of Detour Gold Corporation (the “Exploration Assets”) to Exploration in consideration for the issuance by Exploration of preferred shares of Exploration to Pelangio having a redemption value equal to the fair value of the assets acquired.

Pelangio Mines Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006
13.	Subsequent events (continued)
(iv)	Pelangio will purchase for cancellation its butterfly shares owned by Exploration and Exploration will purchase for cancellation its preferred shares owned by Pelangio with notes payable. These notes will be settled by offset.
The closing of the transaction, which is expected to occur no later than May 31, 2008, or such later date as agreed to in writing by Pelangio and Exploration, is subject to:
i)	Regulatory approvals, including approval of the Toronto Stock Exchange;

ii)	Approval from the shareholders of Pelangio;

iii)	Other customary conditions.
Exploration and Pelangio have agreed for income tax purposes to select a transfer price jointly under Section 85 of the Income Tax Act at an amount selected by Pelangio provided that such amount is not less than $11,700,000.

Option to Acquire Page Lake Property

On February 1, 2008 Pelangio entered into a letter of intent with various vendors pursuant to which it has been granted an option to acquire a 100% interest in the Page Lake Property located in the Page Lake Area in the Thunder bay Mining Division, Ontario. Pelangio may acquire the interest by spending $536,000 on the property and making payments of $120,000 and issuing 24,000 common shares to the vendors on specified dates within four years after the execution of a definitive option agreement.

Stock Options

Subsequent to December 31, 2007, 75,000 stock options were granted at an exercise price of $3.29 per share and 25,000 stock options were granted at an exercise price of $4.52 per share.

Stock Option Exercise

Subsequent to the year end the Company issued 211,300 common shares for consideration of $107,925 pursuant to the exercise of stock options.

Obuasi Property, Ghana

On March 3, 2008, the Company made the third payment totalling US$150,000 and 1,500,000 common shares to the two vendors of the Obuasi Property and acquired a 51% interest the Obuasi Property. The third payment was made early pursuant to amendments to the option agreements (the “Option Amendments”) in respect of the Obuasi Property which Pelangio negotiated with such vendors. The Option Amendments additionally provided that the common shares to be issued to acquire the remaining 49% of the Obuasi Property would be common shares of Newco, rather than Pelangio. Should Newco choose to exercise its option to acquire the remaining 49%, it will make the first of the required payments on or about June 19, 2009.